Exhibit 99.1

FOR RELEASE THURSDAY, FEBRUARY 23, 2017

Investor Contact: Kenneth Levy Iridium Communications Inc. +1 (703) 287-7570 ken.levy@iridium.com	Press Contact: Diane Hockenberry Iridium Communications Inc. +1 (703) 287-7421 diane.hockenberry@iridium.com

IRIDIUM ANNOUNCES FOURTH-QUARTER AND FULL-YEAR 2016

RESULTS; COMPANY ISSUES 2017 OUTLOOK

MCLEAN, Va. – February 23, 2017 – Iridium Communications Inc. (Nasdaq:IRDM) (“Iridium”) today reported financial results for the fourth quarter of 2016 and issued its full-year 2017 and long-range outlook. Net income was $24.1 million, or $0.19 per diluted share, for the fourth quarter of 2016, as compared to net loss of $69.4 million, or $0.77 per diluted share, for the fourth quarter of 2015. Net loss for the fourth quarter of 2015 included a non-cash goodwill impairment charge of $87.0 million, or $0.91 per diluted share. Adjusted to eliminate this non-cash goodwill impairment charge(1), net income would have been $17.6 million, or $0.14 per diluted share, for the fourth quarter of 2015. Operational EBITDA (“OEBITDA”)(1) for the fourth quarter was $61.3 million, as compared to $56.8 million for the prior-year period, representing a year-over-year increase of 8% and an OEBITDA margin(1) of 57%. OEBITDA grew largely due to higher machine-to-machine (“M2M”) and government service revenue and reduced non-income taxes.

Iridium reported fourth-quarter total revenue of $107.4 million, which consisted of $84.2 million of service revenue and $23.2 million of revenue related to equipment sales and engineering and support projects. Total revenue increased 1% versus the comparable period of 2015, while service revenue grew 2% from the year-ago period. Service revenue, which represents primarily recurring revenue from Iridium’s growing subscriber base, was 78% of total revenue for the fourth quarter of 2016.

The Company ended the quarter with 850,000 total billable subscribers, which compares to 782,000 for the year-ago period and is up from 838,000 for the quarter ended September 30, 2016. Total billable subscribers grew 9% year-over-year, driven by growth in machine-to-machine and government customers.

Full-Year 2016 Iridium Business Highlights

For the full year, Iridium reported net income of $111.0 million, or $0.89 per diluted share attributable to common stockholders, as compared to a net income of $7.1 million, or a net loss attributable to common stockholders of $0.09 per diluted share, for 2015. Net income for 2015 included a non-cash goodwill impairment charge of $87.0 million, or $0.86 per diluted share. Adjusted to eliminate this non-cash goodwill impairment charge, full year 2015 net income would have been $94.2 million, or $0.77 per diluted share. The Company reported 2016 total revenue of $433.6 million, which was up 5% from the year-ago period. Total revenue included $334.8 million of service revenue and $98.8 million of revenue related to equipment sales and engineering and support projects. OEBITDA for 2016 was $254.2 million, a 9% increase from $234.0 million in the prior-year, representing an OEBITDA margin of 59%. Capital expenditures were $405.7 million for the full-year 2016.

“We successfully launched the first ten Iridium NEXT satellites in January and are pleased to report that our first Iridium NEXT satellite is now active, carrying live communications traffic within our global network. While validation of these first ten satellites is ongoing to confirm functionality, we anticipate that eight of those initially launched will be put into service by mid-April, while two continue to drift to an adjacent orbital plane for planned deployment and pre-operational testing.”

Commenting on full-year financial and business performance, Desch said, “2016 was another strong year for Iridium. The Company delivered 6% total service revenue growth and 9% growth in Operational EBITDA, driven by an increase in revenue from our Government business and growth in personal tracking, as well as leading heavy-equipment manufacturers. These expanding relationships underscore Iridium’s strong market position in the burgeoning market for real-time Internet of Things (IoT) solutions. We reached a record 850,000 billable subscribers in 2016, fueled by 15% subscriber growth in commercial M2M data, which accounts for more than half of Iridium’s billable commercial subscribers.”

Desch concluded, “Today, we affirmed our long-range outlook and issued 2017 full-year guidance. Increased demand for IoT is driving subscriber growth and should serve as an excellent long-term catalyst for Iridium’s satellite services, global partner development and customer base.”

Fourth-Quarter Iridium Business Highlights

Service – Commercial

Commercial service remained the largest part of Iridium’s business, representing 58% of the Company’s total revenue during the fourth quarter. The Company’s commercial customer base is diverse and includes markets such as maritime, aviation, oil and gas, mining, recreation, forestry, construction, transportation and emergency services. These customers rely on Iridium’s products and services as critical to their daily operations and integral to their communications and business infrastructure.

•	Commercial service revenue was $62.2 million, up 1% from last year’s comparable period principally based on increased M2M subscribers.

•	Commercial voice and data subscribers rose modestly from the year-ago period to 353,000 customers. Commercial voice and data average revenue per user (“ARPU”) was $41 during the fourth quarter, compared to $42 in last year’s comparable period. The decline in voice and data ARPU was primarily due to continued declines in airtime usage. Commercial M2M data subscribers grew 15% from the year-ago period to 413,000 customers. Commercial M2M data ARPU remained steady at $14 in the fourth quarter compared to last year’s comparable period.

•	Iridium’s commercial business ended the quarter with 766,000 billable subscribers, which compares to 710,000 for the prior-year quarter and is up from 756,000 for the quarter ended September 30, 2016. M2M data subscribers represented 54% of billable commercial subscribers at the end of the quarter, an increase from 51% at the end of the prior-year period.

Service – Government

Iridium’s voice and data solutions improve situational awareness for military personnel and track critical assets in tough environments around the globe, providing a unique value proposition that is not easily duplicated. The Company operates through two Defense Information Systems Agency (“DISA”) contracts, which include a $400 million, five-year, fixed-price agreement for satellite communications services and a $38 million multi-year contract to support and maintain the Department of Defense’s (“DoD”) dedicated gateway.

•	Government service revenue was $22.0 million, a 4% increase from the prior-year period, driven by the Company’s airtime services contract with DISA.

•	Iridium’s government business ended the quarter with 84,000 subscribers, which compares to 72,000 for the prior-year quarter and is up from 82,000 for the quarter ended September 30, 2016. Government voice and data subscribers increased 10% from the year-ago period to 44,000 as of December 31, 2016. M2M data subscribers increased 25% year-over-year and represented 48% of government subscribers, an increase from 44% at the end of the prior-year period.

Equipment

•	Equipment revenue was $16.4 million during the fourth quarter, down 4% from the prior-year period.

•	The Company expects lower equipment sales in 2017 due in part to the continued strength in the U.S. dollar.

Engineering & Support

•	Engineering and support revenue was $6.9 million during the fourth quarter, unchanged from the prior-year quarter.

Capital expenditures were $173.9 million for the fourth quarter and primarily related to spending for the Company’s next-generation satellite constellation, Iridium NEXT. The Company ended the fourth quarter with a cash and marketable securities balance of $410.5 million and gross debt of $1.78 billion. Net debt was $1.26 billion, calculated as $1.78 billion of gross debt, less $0.41 billion of cash and marketable securities, as well as $0.11 billion in restricted cash.

2017 Outlook

The Company issued its full-year 2017 outlook for total service revenue growth and OEBITDA. The Company expects:

•	Total service revenue growth between 3% and 5% for the full-year 2017.

•	Full-year 2017 OEBITDA between $255 million and $265 million. OEBITDA for 2016 was $254.2 million.

2017 Outlook (February 2017)
Total Service Revenue Growth	3% to 5%

Operational EBITDA (OEBITDA)	$255 million to $265 million

Long-Range Outlook

The Company affirmed its long-range outlook for total service revenue growth, OEBITDA margin, cash taxes, peak net leverage and 2019 net leverage. Given our expected 2018 Iridium NEXT system completion, the Company continues to expect:

•	Total service revenue between $440 million and $465 million for the full-year 2019.

•	OEBITDA margin of approximately 60% in 2019.

•	Negligible cash taxes through approximately 2020.

•	Peak net leverage of 6.0x to 6.5x OEBITDA in 2017.

•	Net leverage below 4x OEBITDA in 2019.

	Long-Range Outlook (October 2016)	Long-Range Outlook (February 2017)
Total Service Revenue	$440 million to $465 million for the full-year 2019	Affirmed

Operational EBITDA (OEBITDA) Margin	Approximately 60% in 2019	Affirmed

Cash Taxes	Negligible cash taxes from 2017 to approximately 2020	Affirmed

Peak Net Leverage	6.0x - 6.5x OEBITDA in 2017	Affirmed

Net Leverage	Below 4x OEBITDA in 2019	Affirmed

Non-GAAP Financial Measures & Definitions

(1)

In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company provides Operational EBITDA and Operational EBITDA margin, which are non-GAAP financial measures, as supplemental measures to help investors evaluate the Company’s fundamental operational performance. In addition, in the fourth quarter of 2015 the Company took a non-cash goodwill impairment charge, which resulted in a net loss for the quarter, and the Company decided to report, as a supplemental measure, net income adjusted to eliminate the goodwill impairment charge. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT only), loss from investment in Aireon, share-based compensation expenses, and the impact of purchase accounting. Iridium NEXT revenue and expenses are expected to be excluded from Operational EBITDA into 2017. During 2017, Iridium NEXT revenues are expected to exceed recurring Iridium NEXT expenses (recurring Iridium NEXT expenses are not part of the approximately $3 billion construction cost of Iridium NEXT (the “Construction Costs”)). Accordingly, the Company expects that during 2017, Iridium NEXT revenues and these recurring expenses will no longer be excluded in calculating Operational EBITDA. U.S. GAAP requires that certain of the Construction Costs be expensed. These certain Construction Costs, which in 2017 and later will principally consist of in-orbit insurance, will continue to be excluded from the calculation of Operational EBITDA through 2018. The Company also presents Operational EBITDA expressed as a percentage of GAAP revenue, or Operational EBITDA margin. Operational EBITDA, along with its related measure, Operational EBITDA margin, does not represent, and should not be considered, an alternative to U.S. GAAP measurements such as net income or loss, and the Company’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT only), loss from investment in Aireon, share-based compensation expenses, and the impact of purchase accounting, the Company believes the result is a useful measure across time in evaluating its fundamental core operating performance. Management also uses Operational EBITDA to manage the business, including in preparing its annual operating budget, debt covenant compliance, financial projections and compensation plans. The Company believes that Operational EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. However, there is no standardized measurement of Operational EBITDA, and Operational EBITDA as the Company presents it may not be comparable with similarly titled non-GAAP financial measures used by other companies. As indicated, Operational EBITDA does not include interest expense on borrowed money, the payment of income taxes, amortization of the Company’s definite-lived intangible assets, or depreciation expense on the Company’s capital assets, which are necessary elements of the Company’s operations. It also excludes expenses in connection with the development, deployment and financing of Iridium NEXT and the loss from investment in Aireon. Since Operational EBITDA does not account for these and other expenses, its utility as a measure of the Company’s operating performance has material limitations. Due to these limitations, the Company’s management does not view Operational EBITDA in isolation, but also uses other measurements, such as net income, revenues and operating profit, to measure operating performance. Please refer to the schedule below for a reconciliation of consolidated GAAP net income to Operational EBITDA and Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of this and other non-GAAP financial measures.

Iridium Communications Inc.

Supplemental Reconciliation of GAAP Net Income to Operational EBITDA

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
GAAP net income (loss)	$24,103	$(69,431)	$111,032	$7,123
Impairment of goodwill	—	87,039	—	87,039

Adjusted net income	24,103	17,608	111,032	94,162
Interest expense	129	515	1,159	2,416
Interest income	(805)	(1,292)	(4,093)	(5,485)
Income taxes	17,846	20,640	67,133	65,992
Depreciation and amortization	11,806	12,727	49,394	51,834
Iridium NEXT expenses, net	4,614	4,323	16,732	17,296
Share-based compensation	3,806	2,387	13,689	8,602
Non-cash purchase accounting	(204)	(128)	(825)	(775)

Operational EBITDA	$61,295	$56,780	$254,221	$234,042

Conference Call Information

As previously announced, the Company will host a conference call to discuss its results at 8:30 a.m. ET on Thursday, February 23, 2017. Callers should dial (877) 334-1964 (U.S. only) or (631) 291-4574 (from outside the U.S.) to access the call. The conference call ID is 48576241. The conference call will also be simultaneously webcast on Iridium’s Investor Relations webpage at www.iridium.com. An archive of the webcast will be available following the live conference call.

About Iridium Communications Inc.

Iridium® is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. The company has a major development program underway for its next-generation network – Iridium NEXT. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the NASDAQ Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com. IRDM-F

Forward-Looking Statements

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Iridium’s expectations with respect to total service revenue growth and OEBITDA for 2017; service revenue, OEBITDA margin, cash taxes and leverage over the longer-term; the continued deployment and expected timing for launch and completion of Iridium NEXT; the anticipated market for IoT solutions; anticipated equipment revenue; and expected revenue from Iridium’s contracts with the U.S. Department of Defense. Forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding customer demand for Iridium’s products and services, including demand from the U.S. Government; Iridium’s ability to maintain the health, capacity and content of its current satellite constellation; the development and launch of and transition to Iridium NEXT, and the development of and market for Iridium’s products and services, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission (“SEC”) on February 23, 2017, as well as other filings Iridium makes with the SEC from time to time. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements are based on information available to it as of the date of this press release and speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements. ###

Iridium Communications Inc.

Consolidated Statements of Operations

(in thousands)

	Three Months Ended December 31,
	2016	2015
Revenue
Service revenue
Commercial	$62,197	$61,285
Government	22,000	21,097

Total service revenue	84,197	82,382
Subscriber equipment	16,389	17,127
Engineering and support service	6,863	6,909

Total revenue	107,449	106,418
Operating expenses
Cost of services (exclusive of depreciation and amortization)	16,671	17,114
Cost of subscriber equipment sales	10,488	9,320
Research and development	4,469	4,116
Selling, general and administrative	22,419	24,645
Depreciation and amortization	11,806	12,727
Impairment of goodwill	—	87,039

Total operating expenses	65,853	154,961

Operating income (expense)	41,596	(48,543)
Other income (expense)
Interest income, net	676	777
Undrawn credit facility fees	(170)	(668)
Other expense, net	(153)	(357)

Total other income (expense)	353	(248)

Income (loss) before income taxes	41,949	(48,791)
Provision for income taxes	(17,846)	(20,640)

Net income (loss)	24,103	(69,431)
Series A Preferred Stock dividends	1,750	1,750
Series B Preferred Stock dividends	2,109	2,109

Net income (loss) attributable to common stockholders	$20,244	$(73,290)

Operational EBITDA	$61,295	$56,780

Iridium Communications Inc.

Consolidated Statements of Operations

(in thousands)

	Year Ended December 31,
	2016	2015
Revenue
Service revenue
Commercial	$246,822	$241,925
Government	88,000	75,097

Total service revenue	334,822	317,022
Subscriber equipment	74,211	73,615
Engineering and support service	24,607	20,741

Total revenue	433,640	411,378
Operating expenses
Cost of services (exclusive of depreciation and amortization)	64,958	60,306
Cost of subscriber equipment sales	44,286	40,807
Research and development	16,079	16,144
Selling, general and administrative	82,552	81,445
Depreciation and amortization	49,394	51,834
Impairment of goodwill	—	87,039

Total operating expenses	257,269	337,575

Operating income	176,371	73,803
Other income (expense)
Interest income, net	2,934	3,069
Undrawn credit facility fees	(1,346)	(3,289)
Other income (expense), net	206	(468)

Total other income (expense)	1,794	(688)

Income before income taxes	178,165	73,115
Provision for income taxes	(67,133)	(65,992)

Net income	111,032	7,123
Series A Preferred Stock dividends	7,000	7,000
Series B Preferred Stock dividends	8,436	8,436

Net income (loss) attributable to common stockholders	$95,596	$(8,313)

Operational EBITDA	$254,221	$234,042

Iridium Communications Inc.

Summary Revenue and OEBITDA Highlights

(in thousands)

	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2016	2015		2016	2015
Revenue
Service revenue(1)
Commercial
Voice and M2M data service
Voice and data	$44,862	$46,010	-2%	$180,489	$180,657	0%
M2M data(2)	17,335	15,275	13%	66,333	61,268	8%

Total commercial voice and M2M data service	62,197	61,285	1%	246,822	241,925	2%
Government service revenue(3)	22,000	21,097	4%	88,000	75,097	17%

Total service revenue	84,197	82,382	2%	334,822	317,022	6%
Subscriber equipment	16,389	17,127	-4%	74,211	73,615	1%
Engineering and support(4)
Government	6,486	5,678	14%	22,362	18,779	19%
Commercial	377	1,232	-69%	2,245	1,963	14%

Total engineering and support	6,863	6,910	-1%	24,607	20,742	19%

Total Revenue	$107,449	$106,419	1%	$433,640	$411,379	5%

Operational EBITDA
Operational EBITDA	$61,295	$56,780	8%	$254,221	$234,042	9%
Other
Capital expenditures (5)	$173,896	$243,013		$405,687	$494,810
Net debt (6)	$1,254,294	$1,041,828
Cash, cash equivalents, and marketable securities	$410,495	$388,994
Credit facility	$1,777,789	$1,521,822
Deferred financing costs	(120,644)	(133,056)

Credit facility, net	$1,657,145	$1,388,766

(1)	Service revenue consists of primarily subscription-based services which often generate a long-term recurring revenue stream from subscribers.
(2)	M2M data service provides a two-way short burst data transmission between Iridium Communications Inc.’s network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions. Additionally, M2M data service provides position, navigation and timing technology through Iridium Communications Inc.’s one-way satellite timing, location, and authentication services.
(3)	Government service revenue consists of voice and M2M data subscription-based services provided to agencies of the U.S. government through prime contracts or subcontracts.
(4)	Engineering and support includes maintenance services to the U.S. government’s dedicated gateway in Hawaii and engineering services to assist customers in developing new technologies for use on Iridium Communications Inc.’s satellite system.
(5)	Capital expenditures based on cash spent in the respective period.
(6)	Net debt is calculated by taking the sum of the credit facility, less cash and cash equivalents, marketable securities, and the debt service reserve for the credit facility.

Iridium Communications Inc.

Subscriber Highlights

(in thousands, except ARPU)

	As of December 31,		% Change
	2016	2015
Billable Subscribers (1)
Commercial
Voice and M2M data service
Voice and data	353	351	1%
M2M data	413	359	15%

Total commercial voice and M2M data service	766	710	8%
Government
Voice and M2M data service
Voice and data	44	40	10%
M2M data	40	32	25%

Total government voice and M2M data service	84	72	17%

Total billable subscribers	850	782	9%

	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2016	2015		2016	2015
Net Subscriber Additions
Commercial
Voice and M2M data service
Voice and data	(5)	(9)	44%	2	(3)	167%
M2M data	15	7	114%	54	34	59%

Total commercial voice and M2M data service	10	(2)	600%	56	31	81%
Government
Voice and M2M data service
Voice and data	1	1	0%	4	5	-20%
M2M data	1	2	-50%	8	7	14%

Total government voice and M2M data service	2	3	-33%	12	12	0%

Total billable subscribers	12	1	1100%	68	43	58%

	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2016	2015		2016	2015
ARPU(2)
Commercial
Voice and data	$41	$42	-2%	$42	$42	0%
M2M data	$14	$14	0%	$14	$15	-7%

(1)	Subscribers as of the end of the respective period.
(2)	ARPU is calculated by dividing the revenue in the respective period by the average of billable subscribers at the beginning of the period and billable subscribers at the end of the period and then dividing the results by the months in the period. Non-subscriber generated revenue is excluded from the ARPU calculation. Historically, government service revenue was driven by changes in subscriber count or ARPU, however under the terms of the EMSS contract, government service revenue is a fixed-price for unlimited subscribers. For this and future comparative periods, ARPU will not be presented, as it is no longer a relevant government service revenue metric.